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                                                                EXHIBIT 10.5

                              TERMINATION AGREEMENT

         THIS AGREEMENT, dated and effective as of the ______ day of _________________, 2000, is made and entered into by and between IFR SYSTEMS, INC., a Delaware corporation ("IFR"), and DENNIS COLEY ("Executive").

         WHEREAS, Executive has made and is expected to make a major contribution to the profitability, growth and financial strength of IFR; and

         WHEREAS, IFR considers the continued services of Executive to be in the best interests of IFR and its shareholders and desires to assure the continued services of Executive on behalf of IFR on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to change control of IFR; and

         WHEREAS, Executive is willing to remain in the employ of IFR upon the understanding that IFR will provide him with income security upon the terms and subject to the conditions reflected herein.

         NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         SECTION 1. PAYMENT OF AMOUNTS TO EXECUTIVE. IFR will pay to Executive the benefits described in Section 2 hereof in the event that: (a) a Change of Control (as defined in Section 3 hereof) of IFR occurs; and (b) Executive's employment with IFR is terminated within two years after the Change of Control occurs either (i) by IFR for any reason other than Serious Executive Misconduct (as defined in Section 4 hereof), death, normal retirement, or permanent and total disability (defined as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months), or (ii) by Executive for Good Reason (as defined in Section 5 hereof).

         SECTION 2. BENEFITS TO BE PAID TO EXECUTIVE. If required by the terms of Section 1 of this Agreement, IFR will pay to Executive the following benefits, in the time and manner described:

              SECTION 2.01. SALARY AND BONUS. IFR will pay to Executive within ten (10) days of the termination of his employment: (1) any amount of salary and bonus or incentive compensation due; and (2) any portions thereof earned or accrued but not yet due to Executive at the time of the termination of his employment. In addition, with respect to any bonus or

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incentive compensation based upon performance goals for a fiscal year or other period of time which has not then expired, IFR shall, within sixty (60) days following the expiration of such fiscal year or other period of time, pay to Executive the pro rata portion of any such bonus or



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incentive compensation applicable to the portion of such fiscal year or other period of time prior to the termination of employment.

              IFR will also pay to Executive as severance compensation in a lump-sum payment within ten (10) days of the termination of his employment an amount equal to 2.95 times Executive's Average Annual Compensation. For purposes of this Agreement, the term "Average Annual Compensation" shall mean the average of Executive's salary, bonuses, and incentive compensation (exclusive of compensation under any stock option, stock appreciation right or other similar equity based compensation arrangement maintained by IFR or any of its subsidiaries or affiliates which was includible in the gross income of Executive for federal income tax purposes) for the five (5) most recent taxable years (or such shorter period as Executive has been employed) of Executive ending before the date on which the Change of Control occurred. Average Annual Compensation shall not include reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, and welfare benefits. Average Annual Compensation shall, however, include Elective Contributions made by IFR on Executive's behalf. "Elective Contributions" are amounts excludable from Executive's gross income under Code Sections 125, 402(a)(8), 402(h), or any nonqualified deferred compensation plan.

              SECTION 2.02. RETIREMENT PLANS. For the purposes of any employee pension plan maintained by IFR or any of its subsidiaries or affiliates in which Executive is a participant, Executive shall be deemed to be fully vested as of the date of the termination of his employment. IFR will pay to Executive within ten (10) days of the immediately following plan valuation date the difference between such deemed amount and Executive's actual account balance(s) in such plan(s) (valued as of the immediately following plan valuation date). IFR will also pay to Executive, at the same time and as an additional benefit under this Agreement, an amount equal to fifty percent (50%) of any payment made under this
Section 2.02.

              SECTION 2.03. DISABILITY AND MEDICAL INSURANCE BENEFITS. Until the sooner of (1) the date which is three years after the termination of Executive's employment, or (2) the date of death of Executive, IFR will maintain in full force and effect all disability and medical insurance policy, plan or program coverage benefits for Executive to which Executive was entitled immediately prior to the termination of Executive's employment. If the terms of any disability or medical insurance policy, plan or program maintained by IFR do not permit the continued coverage of, and participation, by Executive, then IFR will arrange to provide to Executive a benefit substantially similar to, and at least as favorable as, the incremental benefit which Executive would have been entitled to receive under any such IFR policy, plan or program had the coverage and participation by Executive in such policy, plan or program continued from the date of Executive's termination of employment until a date three years thereafter. If the provision of the above benefits results in additional income being imputed to Executive for purposes of income or other taxes, within ten
(10) days of Executive giving notice of the imputation of such income, IFR will pay to Executive, as an additional benefit under this Agreement, an amount equal to fifty percent (50%) of the amount of additional income being imputed to Executive as a result of the benefits provided under this Section 2.03.


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              Executive shall also have the option, in lieu of the continuation of benefits for the three year period described above, to have assigned to him at no cost, and with no apportionment of prepaid premiums, any assignable disability or medical insurance policy specifically relating to Executive which is owned by IFR.

              SECTION 2.04 LIFE INSURANCE. Notwithstanding the terms of any other agreement to which IFR and Executive may be parties, Executive shall have the option to have assigned to him, or to a trust established by him, in a manner that will cause him not to incur any loss, cost or expense, and with no apportionment of prepaid premiums, any assignable life insurance policy specifically relating to Executive which is owned by IFR. For this purpose, the phrase "loss, cost or expense" shall include, without limitation, indebtedness to the insurer, IFR or any other party, federal or state income tax liability, or any other indebtedness. If the assignment would, in the opinion of legal counsel selected by Executive in the manner provided in the following sentence, result in such a loss, cost or expense, IFR shall pay Executive, when it makes the assignment, an amount of cash equal to the amount of any such loss, cost or expense. In the event that Executive directs IFR to make such an assignment, IFR shall not cause any such assignment to occur without having first received from legal counsel selected by Executive an opinion that the manner of assignment proposed by IFR satisfies the terms and conditions of this Section 2.04 and the remainder of this Agreement. IFR shall pay all legal fees and expenses incurred by Executive in securing such opinion.

              SECTION 2.05. TAXES. In addition to the above payments and benefits, within ten (10) days of the termination of Executive's employment, IFR will pay to Executive, as an additional benefit under this Agreement, the amount of any tax imposed on Executive by Section 4999 of the Internal Revenue Code of 1986, as amended, and any similar provision of any state tax code as a result of receiving payments and benefits under this Agreement. Because such payment will itself constitute compensation includible in Executive's gross income for income tax purposes, IFR will also pay to Executive, as an additional benefit under this Agreement, an amount equal to the incremental federal and state income taxes incurred by Executive as a result of receiving any payments under this
Section 2.05 including the payment called for in this sentence. For purposes of this section 2.05 it shall at all times be presumed that Executive is subject to federal and state income taxes at the highest marginal rates then in effect, including surcharge rates.

         SECTION 3. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall occur upon any Person (meaning any individual, firm, corporation, partnership or other entity including any successor of any such Person) together with all Affiliates and Associates (having the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act")) of such Person becoming the beneficial Owner (as defined below) of twenty percent (20%) or more of the Common Stock then outstanding; excluding IFR, any subsidiary of IFR (meaning with reference to IFR, any corporation or other entity of which a majority of the voting power of the voting securities or equity interest is beneficially owned, directly or indirectly, by IFR, or


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otherwise controlled by IFR), any employee benefit plan of IFR or of any
Subsidiary of IFR, or any Person or entity organized, appointed or established by IFR for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change of Control will not occur as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to twenty percent (20%) or more of the shares of the Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of twenty percent (20%) or more of the shares of the Common Stock then outstanding by reason of share purchases by IFR, and shall, after such share purchases by IFR, become the Beneficial Owner of any additional shares of the Common Stock, then a Change in Control shall be deemed to have occurred.

         For purposes of this Agreement a Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own" any securities

              (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), whether or not in writing; or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own" securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

              (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; PROVIDED, HOWEVER, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own" any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

              (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with


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         respect to a bona fide public offering of securities), whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph) or disposing of any voting securities of IFR.

         Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

         SECTION 4. DEFINITION OF SERIOUS EXECUTIVE MISCONDUCT. For purposes of this Agreement, the term "Serious Executive Misconduct" shall mean an act or acts by Executive which: (a) would constitute a felony under Delaware law; or
(b) were dishonest and which resulted in, or were intended by Executive to directly or indirectly result in, the personal enrichment of Executive at IFR's expense.

         SECTION 5. DEFINITION OF GOOD REASON. For purposes of this Agreement, Executive shall have "Good Reason" to terminate his employment with IFR if:

         (a) Executive is assigned any duties or responsibilities which are inconsistent with his position, duties, responsibilities or status on the date of this Agreement, or his reporting responsibilities or titles in effect on the date of this Agreement are changed;

         (b) Executive's base compensation is reduced or he experiences in any year a reduction in the ratio of his incentive and bonus compensation to his base compensation in excess of the reduction which would have occurred under the incentive and bonus formula in effect immediately prior to the Change of Control;

         (c) Executive is transferred to a principal work location which would reasonably require a change in Executive's residence; or

         (d)  any provision of this Agreement is breached by IFR.

         SECTION 6. TERM. The term of this Agreement (the "Term") shall begin on the date of this Agreement and shall continue until December 31, 2000, and thereafter, this Agreement shall be automatically renewed for successive one-year terms unless terminated by either party giving the other written notice of termination at least ninety (90) days prior to the expiration of such original term or any such renewal term; PROVIDED, HOWEVER, THAT if a Change of Control occurs on or before December 31, 2000 or on or before the expiration of any renewal term, the Term of this Agreement shall continue at least until the date which is three years after the


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anniversary date of this Agreement which first follows the date on which a
Change of Control occurs.

         SECTION 7. ENFORCEMENT OF AGREEMENT. IFR is aware that upon the occurrence of a Change of Control the Board of Directors or a shareholder of IFR may then cause, or attempt to cause, IFR to refuse to comply with its obligations under this Agreement, or make, cause, or attempt to cause IFR to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated.

         It is the intent of IFR that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. It is also the intent of IFR that Executive not be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses.

         Accordingly, if following a Change of Control, it should appear to Executive that IFR has failed to comply with any of its obligations under this Agreement, or in the event that IFR or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits entitled to be provided to Executive hereunder, and if Executive has complied with all of his obligations under this Agreement, then: (a) IFR irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of IFR as provided in this Section 7 to represent Executive in connection with the initiation or defense of any litigation or other legal action whether by or against IFR or any director, officer, shareholder, or other person affiliated with IFR, in any jurisdiction notwithstanding any existing or prior attorney-client relationship between IFR and such counsel; and (b) IFR irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and IFR and Executive agree that a confidential relationship shall exist between Executive and such counsel.

         The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided, and all other costs and expenses (including court costs) incurred by Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, admissibility or enforceability of this Agreement or any provision hereof, shall be paid (or reimbursed to Executive) by IFR on a regular basis upon presentation by Executive of a statement or statements prepared by his counsel in accordance with its customary practices, up to a maximum aggregate amount of $750,000.

         SECTION 8. SEVERANCE PAY; NO DUTY TO MITIGATE. All amounts payable to Executive under this Agreement shall not be treated as damages but as severance compensation to which Executive is entitled by reason of the termination of his employment in the circumstances contemplated by this Agreement. Executive shall not be required to mitigate the amount of a


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payment or benefit provided for in this Agreement by seeking other employment or otherwise. IFR shall not be entitled to set off against the amounts payable to Executive any amounts earned by Executive in other employment after termination of his employment with IFR, or any amounts which might or could have been earned by Executive in other employment had he sought such other employment.

         SECTION 9. CONTINUED EMPLOYMENT OF EXECUTIVE AFTER POTENTIAL CHANGE OF CONTROL. Subject to the provisions of this Agreement, Executive agrees to remain in the employ of IFR for a period of at least one (1) year following the occurrence of a Potential Change of Control. For purposes of this Agreement, a "Potential Change of Control" shall be deemed to have occurred if: (a) IFR enters into an agreement the consummation of which would result in the occurrence of a Change of Control within the meaning of Section 3 of this Agreement; (b) if any person, including IFR, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control within the meaning of Section 3 of this Agreement; (c) if any person becomes the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the voting power of IFR's then outstanding voting shares; or (d) the Board of Directors of IFR adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

         SECTION 10. OTHER PROVISIONS.

              SECTION 10.01. ASSIGNMENT. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

              SECTION 10.02. MODIFICATION. This Agreement may not be amended, modified, supplemented or cancelled except by written agreement of the parties.

              SECTION 10.03. WAIVER. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

              SECTION 10.04. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

              SECTION 10.05. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Executive (and his personal representatives, heirs and assigns). This Agreement shall also be binding upon and inure to the benefit of IFR and any successor organization or organizations which shall succeed to substantially all of the business and


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property of IFR, whether by means of merger, consolidation, acquisition of substantially all of the assets of IFR or otherwise, including by operation of law.

              SECTION 10.06. NOTICES. Except as specifically set forth in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, addressed as set forth below, or to such other address as shall be furnished in writing by the party which is the addressee to the other party:

              If to IFR:           IFR Systems, Inc.
                                   10200 West York Street
                                   Wichita, Kansas 67215

              If to Executive:     Dennis H. Coley
                                   2322 High Point Court
                                   Wichita, KS 67205

              SECTION 10.07. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. All representations, promises and prior or contemporaneous understandings between the parties are merged into and expressed in this Agreement.

              SECTION 10.08. GOVERNING LAW. This Agreement has been made pursuant to, and shall be governed and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                        IFR SYSTEMS, INC.



                        By______________________________________
                        Jeffrey A. Bloomer, President & Chief Executive Officer


                        EXECUTIVE



                        -------------------------------------------
                        DENNIS H. COLEY


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